Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS SECOND QUARTER 2009 RESULTS

TACOMA, WA.—July 22, 2009—TrueBlue, Inc. (NYSE:TBI) today reported net income of $3.7 million or $0.09 per diluted share for the quarter ended June 26, 2009, compared to net income of $16.7 million or $0.39 per diluted share for the second quarter of 2008. Revenue for the quarter was $247 million, a decrease of 33 percent compared to the second quarter of 2008.

“We continue to manage our business with tremendous discipline and experienced better-than-expected results in several areas this quarter,” said TrueBlue CEO Steve Cooper. “Monthly same branch revenue trends improved, our risk management programs drove lower workers’ compensation expense, and our focused approach to controlling costs further reduced operating expenses. Our results demonstrate the strong operating leverage in our business model as well as the expanded need for our services.”

TrueBlue closed 36 branches in the quarter, resulting in 775 branches in operation at the end of the quarter.

For the third quarter of 2009, TrueBlue estimates revenue in the range of $267 million to $277 million and net income per diluted share for the quarter of $0.10 to $0.15.

The company filed a $100 million Shelf Registration Statement today with the Securities and Exchange Commission which, when effective, will allow the company to sell various securities in amounts and prices determined at the time of sale. The filing will enable the company to access capital efficiently and quickly if needed, however, it has no current plans to make an offering.

About TrueBlue

TrueBlue, Inc. (NYSE: TBI) is the leading provider of blue-collar staffing with revenue of approximately $1.4 billion in 2008. Each year, TrueBlue connects approximately 500,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and TLC. Headquartered in Tacoma, Wash., TrueBlue serves approximately 250,000 small to mid-sized businesses in wholesale, services, transportation, manufacturing, retail, and construction industries. For more information, visit TrueBlue’s website at www.TrueBlueInc.com

Forward-looking Statements

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income/(loss) anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect TrueBlue’s financial results and operations in the future. TrueBlue’s actual results are, however, subject to a number of risks, including without limitation the following: 1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on TrueBlue customers; 2) TrueBlue’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on TrueBlue’s operations and financial results; 4) significant labor disturbances which could disrupt industries TrueBlue serves; 5) increased costs and collateral requirements in connection with TrueBlue’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of TrueBlue’s financial reserves; 7) TrueBlue’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) TrueBlue’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) TrueBlue’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) TrueBlue’s ability to timely execute strategies for acquired companies; and 11) other risks described in TrueBlue’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and accompanying prospectus

Contacts

Derrek Gafford, EVP & CFO

253-680-8214

Stacey Burke, VP of Corporate Communications

253-680-8291

TrueBlue, Inc.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, except per share data

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2009	June 27, 2008	June 26, 2009	June 27, 2008
Revenue from services	$247,011	$370,710	$471,425	$694,726
Cost of services	174,181	260,167	335,924	485,828

Gross profit	72,830	110,543	135,501	208,898
Selling, general and administrative expenses	63,383	84,569	131,694	167,053
Depreciation and amortization	4,280	3,967	8,425	7,875

Income (loss) from operations	5,167	22,007	(4,618)	33,970
Interest and other income, net	712	1,624	1,913	3,520

Income (loss) before tax expense (benefit)	5,879	23,631	(2,705)	37,490
Income tax expense (benefit)	2,149	6,903	(1,132)	11,961

Net income (loss)	$3,730	$16,728	$(1,573)	$25,529

Net income (loss) per common share:
Basic	$0.09	$0.39	$(0.04)	$0.59
Diluted	$0.09	$0.39	$(0.04)	$0.59

Weighted average shares outstanding:
Basic	42,836	43,194	42,759	43,278
Diluted	42,921	43,338	42,759	43,416

TrueBlue, Inc.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 26, 2009	December 26, 2008
Assets
Current assets
Cash and cash equivalents	$103,942	$108,102
Accounts receivable, net	108,026	104,979
Other current assets	21,154	29,723

Total current assets	233,122	242,804
Property and equipment, net	61,566	61,542
Restricted cash	123,349	120,323
Other assets	91,941	95,006

Total assets	$509,978	$519,675

Liabilities and shareholders’ equity
Current liabilities	$81,656	$95,308
Long-term liabilities	157,081	154,238

Total liabilities	238,737	249,546
Shareholders’ equity	271,241	270,129

Total liabilities and shareholders’ equity	$509,978	$519,675

TrueBlue, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Twenty-Six Weeks Ended
	June 26, 2009	June 27, 2008
Cash flows from operating activities:
Net income (loss)	$(1,573)	$25,529
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,425	7,875
Provision for doubtful accounts	3,923	4,453
Stock-based compensation	4,024	4,504
Deferred income taxes	3,561	(2,087)
Other operating activities	1,181	146
Changes in operating assets and liabilities, exclusive of business acquired:
Accounts receivable	(6,969)	(2,475)
Income taxes	7,610	(6,092)
Other assets	(1,143)	2,512
Accounts payable and other accrued expenses	(4,793)	(2,502)
Accrued wages and benefits	(985)	1,633
Workers’ compensation claims reserve	(5,406)	3,141
Other liabilities	(134)	(2,717)

Net cash provided by operating activities	7,721	33,920

Cash flows from investing activities:
Capital expenditures	(7,329)	(11,681)
Purchases of marketable securities	—	(27,146)
Maturities of marketable securities	—	37,055
Acquisition of business, net of cash acquired	—	(22,574)
Change in restricted cash	(3,026)	11,240
Other	(71)	(21)

Net cash used in investing activities	(10,426)	(13,127)

Cash flows from financing activities:
Purchases and retirement of common stock	—	(11,501)
Net proceeds from sale of stock through options and employee benefit plans	529	1,208
Shares withheld for taxes upon vesting of restricted stock	(749)	(850)
Payments on debt	(207)	(128)
Other	(960)	(229)

Net cash used in financing activities	(1,387)	(11,500)

Effect of exchange rates on cash	(68)	(552)

Net change in cash and cash equivalents	(4,160)	8,741

CASH AND CASH EQUIVALENTS, beginning of period	108,102	57,008

CASH AND CASH EQUIVALENTS, end of period	$103,942	$65,749